EXHIBIT 2

BOND PURCHASE AGREEMENT
BY AND BETWEEN
THOMSON S.A.,
AND
THE PURCHASERS NAMED HEREIN
July 20, 2004

2

3

Schedules

Schedule 3.1(b):	Significant Subsidiaries
Schedule 3.2(b):	Capitalization
Schedule 3.2(d):	Agreements requiring Registration with the SEC
Schedule 3.9:	Litigation
Schedule 3.10:	Compliance with Law
Schedule 3.11:	Intellectual Property
Schedule 3.23:	Transactions with Related Parties

Exhibits

Exhibit A:	Purchasers
Exhibit B:	Terms and Conditions of the Bonds
Exhibit C:	Board Actions
Exhibit D-1:	Substitute Option Plan
Exhibit D-2:	New Option Plan
Exhibit E:	Share Buy-Back
Exhibit F:	Warrant Offering
Exhibit G:	Resolutions
Exhibit H:	Consulting Agreement
Exhibit I:	Participation and Registration Rights Agreement
Exhibit J:	Approved Banks
Exhibit K:	Matters to be Covered by Opinion of Sullivan & Cromwell LLP with respect to U.S. law
Exhibit L:	Matters to be Covered by Opinion of Sullivan & Cromwell LLP with respect to French law
Exhibit M:	Form of Rights Letter
Exhibit N:	Bulletin de Souscription
Exhibit O:	Matters to be Covered by Opinion of Simpson Thacher & Bartlett LLP
Exhibit P:	Matters to be Covered by Opinion of Bredin Prat

     This BOND PURCHASE AGREEMENT (this “Agreement”) is dated as of July 20, 2004, by and among Thomson S.A., a French company (the “Company”), and the purchasers named in Exhibit A attached hereto (each, a “Purchaser” and, collectively, the “Purchasers”).
     WHEREAS, the Company desires to raise capital by issuing and selling approximately U.S. $500 million aggregate Par Value of Convertible/Exchangeable Junior Subordinated Bonds (Obligations Subordonnées à Option de Conversion ou d’Echange en Actions Nouvelles ou Existantes) due 2010, the terms and conditions of which (the “Terms and Conditions of the Bonds”) are attached hereto as Exhibit B (the “Bonds”). The Bonds shall be convertible or exchangeable into authorized newly issued ordinary shares or existing ordinary shares (or a combination of both) of the Company with a nominal value of €3.75 per share (“Shares”) pursuant to a reserved issuance without preferential subscription right, reserved for the Purchasers as specifically named parties (“personnes dénommées”) in accordance with Article L. 225-138 of the French commercial code;
     WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and has, on the date hereof, taken the Board Actions referred to below;
     WHEREAS, each Purchaser, severally, desires to purchase from the Company the aggregate Par Value of Bonds as is set forth opposite its name in Exhibit A hereto;
     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used herein and not otherwise defined are used as defined in the Terms and Conditions of the Bond. As used in this Agreement, the following terms shall have the following respective meanings:
     “2003 20-F” has the meaning set forth in the definition of SEC Reports in this Section 1.
     “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person, and the term “Affiliated” has a correlative meaning.
     “Agreement” has the meaning set forth in the preamble hereof.
     “American Depositary Share” or “ADS” means an American Depositary Share (an “ADS”) representing the right to receive one (1) Share of the Company issuable under the deposit agreement dated November 3, 1999 among the Company, JPMorgan Chase Bank, as Depositary (the “Depositary”), and the holders from time to time of American Depositary Receipts issued by the Depositary and evidencing the American Depositary Shares.
     “AMF” has the meaning set forth in Section 3.7(a) hereof.
     “AMF Reports” means the Company’s Document de Référence for the fiscal year ended December 31, 2003, together with any update thereof prior to the date hereof and in each case together with any documents incorporated by reference therein or exhibits thereto filed prior to the date hereof.
     “Basket” has the meaning set forth in Section 10.3 hereof.
     “Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, loans, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.
     “Board Actions” means the resolutions of the Board of Directors attached hereto as Exhibit C (i) approving the Resolutions, the Option Plans and the implementation of the Share Buy-Back, (ii) convening the Shareholders Meeting to be held not later than September 30, 2004, (iii) recommending that shareholders of the Company approve the Resolutions, (iv) recommending that shareholders of the Company approve the Silver Lake Director Appointment and (v) resolving that the general management of the Company be assumed by a single person designated as both the Chairman and Chief Executive Officer effective immediately after the approval by the shareholders of the Resolutions.
     “Board of Directors” means the Board of Directors of the Company.
     “Bonds” has the meaning set forth in the preamble hereof.
     “Change of Control” has the meaning set forth in Section 1 of the Terms and Conditions of the Bonds.
     “Closing” has the meaning set forth in Section 2.2 hereof.
     “Closing Date” has the meaning set forth in Section 2.2 hereof.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the preamble hereof.
     “Company Indemnitees” has the meaning set forth in Section 10.2(b) hereof.
     “Company Indemnitor” has the meaning set forth in Section 10.2(b) hereof.
     “Confidential Information” has the meaning set forth in Section 6.2 hereof.
     “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, shall have the meaning set forth in Article L. 233-3 of the French Commercial Code, as of the date hereof.

     “Damages” has the meaning set forth in Section 10.2(a) and (c) hereof.
     “Director Removal” has the meaning set forth in Section 9(b) of the Terms and Conditions of the Bonds.
     “Early Redemption at the Option of the Company” means a redemption of the Bonds following the delivery by the Company of a notice of early redemption pursuant to Section 6(a) of the Terms and Conditions of the Bonds.
     “Environmental Laws” has the meaning set forth in Section 3.20 hereof.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “Euronext Paris” means the Premier Marché of Euronext Paris S.A. or its successor.
     “Event of Default” shall have the meaning set forth in Section 10 of the Terms and Conditions of the Bonds.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
     “Financial Statements” has the meaning set forth in Section 3.7(b) hereof.
     “First Release Date” has the meaning set forth in Section 7.1(b) hereof.
     “French GAAP” has the meaning set forth in Section 3.7(b) hereof.
     “Governmental Authority” means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
     “Hazardous Material” has the meaning set forth in Section 3.20 hereof.
     “Holder” means each Purchaser and any permitted transferee thereof pursuant to Sections 2.3 or 7.1(a)(ii) hereof holding Bonds or Shares acquired upon conversion or exchange of the Bonds that has provided a written acknowledgment to the Company to be bound by the terms and conditions of this Agreement.
     “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnitees” has the meaning set forth in Section 10.2(b) hereof.
     “Indemnitors” has the meaning set forth in Section 10.2(b) hereof.
     “Intellectual Property” means any and all intellectual property rights, including without limitation patents (and any renewals and extensions thereof), patent rights (and any applications therefor), rights of priority and other rights in inventions; trademarks, service marks, trade names and trade dress, and all registrations and applications therefor and all legal or common-law equivalents of any of the foregoing; copyrights and rights in mask works (and any applications or registrations for the foregoing, and all renewals and extensions thereof), common-law copyrights and rights of authorship including all rights to exploit any of the foregoing in any media and by any manner and means now known or hereafter devised; industrial design rights, and all registrations and applications therefor; rights in data, collections of data and databases, and all legal or common-law equivalents thereof; rights in domain names and domain name reservations; and rights in trade secrets, and confidential information and know-how.
     “Irreparable Breach” has the meaning set forth in Section 11.6(c).
     “Liens” means pledges, mortgages, deeds of trust, adverse title claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.
     “Material Adverse Effect” means, collectively, a material adverse effect on, or a material adverse change in, or group of such effects (taken in the aggregate) on or changes in, (i) the business, financial condition, assets, liabilities, properties, or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement.
     “Minimum Ownership Amount” has the meaning set forth in Section 5.10(b)(i) hereof.
     “NASD” means the National Association of Securities Dealers, Inc.
     “New Option Plan” means the Option Plan as described in Exhibit D-2 hereto.
     “Nominating Committee” means the nominating committee of the Board of Directors.
     “Oceanes” shall mean, collectively, the Obligations à Option de Conversation ou d’Echange en Actions Nouvelles ou Existantes due 2006 and 2008 issued by the Company under the terms and conditions set forth in the Notes d’Opérations dated respectively as of October 5, 2000 and March 6, 2002.
     “Option Plans” means collectively the Substitute Option Plan and the New Option Plan.
     “Other Securities” has the meaning set forth in Section 5.14 hereof.
     “Par Value” has the meaning set forth in Section 2(a) of the Terms and Conditions of the Bonds.
     “Participating Securities” has the meaning set forth in Exhibit I hereof.
     “Permitted Transfers” has the meaning set forth in Section 7.1(a) hereof.
     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

     “Pre-Closing Period” has the meaning set forth in Section 5.1(a) hereof.
     “Press Releases” means those corporate press releases of the Company issued since December 31, 2003 and prior to the date hereof, which are posted on the Company’s website as of the date hereof.
     “Purchaser” or “Purchasers” has the meaning set forth in the preamble hereof.
     “Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.
     “Purchaser Indemnitees” has the meaning set forth in Section 10.2(a) hereof.
     “Purchaser Indemnitor” has the meaning set forth in Section 10.2(a) hereof.
     “Redemption Notice” has the meaning set forth in Section 6(a) of the Terms and Conditions of the Bonds.
     “Release Event” has the meaning set forth in Section 6.1(b) hereof.
     “Representatives” has the meaning set forth in Section 6.2 hereof.
     “Required Shareholder Vote” has the meaning set forth in Section 3.3(b) hereof.
     “Resolutions” means the resolutions, substantially in the form of Exhibit G hereto, to be submitted to the shareholders of the Company for approval at the Shareholders Meeting with respect to (i) the issuance of the Bonds and the Shares issuable upon conversion of the Bonds and the waiver of preferential subscription with respect thereto, (ii) the Warrant Offering and (iii) the appointment of the Silver Lake Designee Director to the Board of Directors.
     “Rights Letter” has the meaning set forth in Section 8.1(f) hereof.
     “Sarbanes-Oxley Act” has the meaning set forth in Section 3.22(a) hereof.
     “SEC” means the U.S. Securities and Exchange Commission.
     “SEC Reports” means the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003 (the “2003 20-F”), and any Current Reports on Form 6-K submitted or filed by the Company with the SEC on or after December 31, 2003 and prior to the date hereof, together in each case with any documents incorporated by reference therein or exhibits thereto.
     “Second Release Date” has the meaning set forth in Section 7.1(c) hereof.
     “Securities” means the Bonds and the Shares issuable upon conversion of the Bonds.
     “Securities Act” means the U.S. Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
     “Shares” has the meaning set forth in the preamble hereof.

     “Share Buy-Back” means the share buy-back program as set forth in Exhibit E hereto.
     “Shareholders Meeting” has the meaning set forth in Section 3.3(b) hereof.
     “Shareholder Circular” has the meaning set forth in Section 5.2(a).
     “Significant Shareholders” has the meaning set forth in Section 3.23.
     “Significant Subsidiary” means those subsidiaries of the Company that would qualify as “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC.
     “Silver Lake” means, collectively, Silver Lake Partners TSA, L.P. and Silver Lake Partners II TSA, L.P.
     “Silver Lake Designee” has the meaning set forth in Section 5.10(b)(i) hereof.
     “Silver Lake Designee Director” has the meaning set forth in Section 5.10(c)(i) hereof.
     “Silver Lake Director Appointment” means the appointment of David Roux (the “Initial Silver Lake Designee Director”) as a member of the Board of Directors and a member of the Strategic Committee thereof for an initial term of four (4) years.
     “Standstill Period” has the meaning set forth in Section 6.1(a)(i) hereof.
     “Subsidiary” means with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities with respect to which such Person, directly or indirectly, owns more than 50% of the voting securities in particular these securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.
     “Substitute Option Plan ” means the Option Plan described in Exhibit D-1 hereto.
     “Tax Returns” means returns, reports, information statements, declarations, claims for refunds or statements relating to Taxes (including any additional or supporting material) including any amendment thereof.
     “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind and from any jurisdiction (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
     “TCL JV” has the meaning set forth in Section 8.1(l) hereof.

     “TCL JV Assets” has the meaning set forth in Section 3.1(c) hereof.
     “Terms and Conditions of the Bonds” has the meaning set forth in the preamble hereof.
     “Third Party” has the meaning set forth in Section 6.1(b)(i) hereof.
     “Trading Day” has the meaning set forth in the Terms and Conditions of the Bonds.
     “Transfer” has the meaning set forth in Section 7.1(a) hereof.
     “U.S. GAAP” has the meaning set forth in Section 3.7(b) hereof.
     “Warrant Offering” means the warrant offering as proposed in the Resolution related thereto set forth in Exhibit F hereto.
     “Warrants” means the warrants to be issued by the Company to purchase Shares pursuant to the Warrant Offering.
     2. Purchase and Sale of Bonds; Syndication
          2.1. Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing referred to below, the Company shall issue outside France and sell to each Purchaser, and each Purchaser, severally, shall subscribe and purchase from the Company the aggregate Par Value of Bonds set forth opposite the name of such Purchaser under the heading “Par Value of Bonds to be Purchased” on Exhibit A hereto (it being understood that the Purchasers may reallocate such amounts amongst themselves at any time prior to Closing upon written notice to the Company to that effect), at a purchase price equal to the Par Value of Bonds purchased payable in cash in U.S. Dollars.
          2.2. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 8 of this Agreement, the closing of the purchase and sale of the Bonds (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 1 New Fetter Lane, EC4A 1AN, England on the Trading Day following the day on which all the conditions set forth in Section 8 are either satisfied or waived or on such other date as is mutually agreed to by the Company and the Purchasers (the “Closing Date”). At the Closing, the Company shall issue the Bonds in the aggregate Par Value as set forth opposite such Purchaser’s name on Exhibit A and provide, as evidence of such issuance, a duly signed certificate (attestation d’inscription en compte) against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company not less than three (3) business days prior to the Closing Date.
          2.3. Syndication. Silver Lake shall have the right to Transfer Bonds having an aggregate Par Value of up to $75 million, to one or more Persons reasonably acceptable to the Company that deliver to the Company a written instrument in form and substance reasonably satisfactory to the Company confirming that the transferee is entitled to the benefits and subject to the obligations of this Agreement (including the obligations contained in Section 7). Following the syndication and prior to any Permitted Transfers (other than under Section

7.1(a)(ii)), Silver Lake shall remain the primary representative of the Holders and will be the holder of the requisite number of Bonds to act on behalf of the Holders.
     3. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers as follows:
          3.1. Organization and Power; Subsidiaries. (a) The Company is a société anonyme, duly incorporated and validly existing under the laws of France. Each Significant Subsidiary of the Company is a corporation or other organization duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization and each of the Company and its Significant Subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failures of such Significant Subsidiaries to be so organized or existing, or of the Company or its Significant Subsidiaries to be, to the extent applicable, in good standing or to have such power and authority or to so qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) Note 30 to the Company’s consolidated financial statements included in the 2003 20-F includes all the Subsidiaries of the Company which are consolidated into the Company’s financial results for the year ended December 31, 2003. The outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary owned directly or indirectly by the Company have been validly issued and are fully paid and nonassessable. Schedule 3.1(b) sets forth all Significant Subsidiaries.
          (c) The Company owned or possessed the necessary right to contribute to the TCL JV the assets contributed by the Company to the TCL JV (the “TCL JV Assets”) on the date of such contribution. As of the date of the contribution of the TCL JV Assets by the Company to the TCL JV, the Company owned the TCL JV Assets free and clear of all Liens, except for (i) Liens that arose as a result of the contribution of such assets to the TCL JV, (ii) statutory Liens for the payment of current taxes that are not yet delinquent, (iii) Liens that arise in the ordinary course of business and (iv) Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities, properties or results of operations of the TCL JV.
          3.2. Capitalization. (a) As of the date hereof, the Company’s total share capital consists of 280,613,508 Shares, which are issued and outstanding; in addition, 23,226,647 Shares may be issued in satisfaction of the conversion rights of holders of outstanding 2000 and 2002 Oceanes, and up to 7,000,000 Shares may be issued pursuant to outstanding options and other similar rights to acquire Shares (including the rights granted to Carlton Communications Plc). As of the Closing Date, after giving pro forma effect to the transaction contemplated hereby other than the Share Buy-Back and assuming no exercise of any outstanding Options, other similar rights or convertible securities between the date hereof and the Closing Date, the Company’s total share capital would consist of no more than 280,613,508 Shares, which would be issued and outstanding; in addition, (i) 23,639,647 Shares would be issuable as new Shares underlying the outstanding 2000 and 2002 Oceanes, (ii) up to 23,084,000 Shares would be issuable as new Shares underlying the Bonds, (iii) up to 5,000,000 Shares would be issuable as new Shares underlying the Option Plans, (iv) up to 15,000,000 Shares would be issuable as the new Shares underlying the Warrants, (v) 2,500,000 new or existing Shares would be issuable in respect of the warrants issued in connection with the TCL JV, assuming approval of the shareholders of the Company is obtained for any issue of new Shares in this regard, and (vi) no more than 7,000,000 Shares (less those substituted for any of the 5,000,000 Shares issuable under the Option Plans) would be issuable pursuant to other then outstanding options, warrants and other similar rights to acquire Shares (including rights granted to Carlton Communications Plc). There are no issued or outstanding shares of capital of any kind other than the Shares. All outstanding Shares have been duly authorized and validly issued by the Company and are fully paid and nonassessable and have been issued free of any rights of the shareholders of the Company to exercise preferential subscription rights. For the purposes of Section 3.1(b), this Section 3.2(a) and Section 3.4 hereof, the term “nonassessable” means under French law that holders of such Shares have fully paid up all amounts due on such Shares as to nominal amount and premium thereon, and are under no further personal liability to contribute to the assets or liabilities of the Company in their capacity purely as holders of such Shares.
          (b) Except as set forth in Section 3.2(a) above and in the SEC Reports, the AMF Reports and as contemplated by this Agreement or as set forth on Schedule 3.2(b), and except for the issuance of options and other rights to purchase Shares pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares or other equity interests.
          (c) The Company has not made or issued or declared any dividends or other distributions in cash or capital shares with respect to any of its capital shares since June 30, 2004.
          (d) Except as contemplated by this Agreement or as set forth on Schedule 3.2(d), the Company is not a party to a currently effective agreement pursuant to which it has agreed for the benefit of any Person, or granted any Person the right to require the Company, to register with the SEC any securities issued by the Company held or to be held by such Person.
          (e) The consummation of the transactions contemplated by this Agreement (including the Board Actions and any transactions related thereto) and the issuance of the Bonds will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock. Upon receipt of approval of the Company’s shareholders at the Shareholders Meeting referred to in Section 3.3(b), the sale of the Bonds will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived.

          3.3. Authorization. (a) The execution, delivery and performance by the Company of this Agreement and, subject to approval of the Resolutions at the Shareholder Meeting, the consummation by the Company of the transactions contemplated hereby (including the Board Actions and any transactions related thereto), are within the Company’s corporate or other organizational powers. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Board Actions and any transactions related thereto) have been authorized by the Board of Directors, and, subject to approval of the Resolutions at the Shareholders Meeting and further Board action to implement the Warrant Offering and the Option Plans, have been duly authorized by all necessary corporate action on the part of the Company and its Board of Directors. The Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally.
          (b) The affirmative votes of the holders of two-thirds (with respect to the approval of the Resolutions described in clauses (i) and (ii) of the definition thereof) or half (with respect to the approval of the Resolutions described in clause (iii) of the definition thereof) of the outstanding Shares represented at the extraordinary and ordinary general meeting of the shareholders of the Company called in accordance with applicable Law and the Statuts of the Company (any such meeting attended by holders of sufficient number of Shares to satisfy applicable quorum or other similar requirements for action by such holders, a “Shareholders Meeting”) to be held to consider approval of the Resolutions (together, the “Required Shareholder Vote”) are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Agreement (including the Board Actions and any transactions related thereto). No other vote or approval of the shareholders of the Company is required by French Law or the Statuts of the Company in order for the Company to approve and consummate the transactions contemplated by this Agreement (including the Board Actions and any transactions related thereto).
          (c) The Company has all requisite power to enter into the Consulting Agreement (as defined in Section 4.10 below) and to carry out and perform its obligations thereunder. All action on the part of the Company necessary for the authorization, execution, delivery and performance of the Consulting Agreement and the consummation of the other transactions contemplated therein has been taken. Upon execution at Closing, the Consulting Agreement will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.4. Valid Issuance. The Bonds being subscribed and purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally. At or prior to the Closing, the Company will have the required authority to issue the Shares initially issuable upon conversion of the Bonds. On the Closing Date, the Shares to be issued upon conversion of the Bonds will have been duly authorized, and, upon conversion of the Bonds, all such Shares will be (i) validly issued, fully paid and nonassessable, (ii) issued free of any rights of the shareholders of the Company to exercise preferential subscription rights and (iii) subject to the restrictions on transfer set forth in Article 7 hereof and to the filing of the required notices with Euronext, immediately negotiable on Euronext Paris. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof and compliance by the Purchasers with any restrictions applicable to the Purchasers under the relevant exemption from the registration and prospectus delivery requirements of the Securities Act, the conversion and/or exchange of the Bonds into Shares and the issuance of the Bonds to the Purchasers will be in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States and of France. The Company is a “foreign private issuer” as defined in Rule 405 under the Securities Act and is currently eligible to file a Registration Statement on Form F-3 under the Securities Act.
          3.5. No Conflict. The execution, delivery and, following the requisite approval of the shareholders of the Company at the Shareholder Meeting, performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Board Actions and any transactions related thereto), will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under (i) any provision of the Statuts of the Company, (ii) any judgment, order, statute, law, ordinance, rule or regulation that is material to the Company and its Subsidiaries, taken as a whole, and that is applicable to the Company or its Subsidiaries, their business or operations or their respective properties or assets, or (iii) any contract, agreement, instrument, credit facility, franchise, license or permit to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets is bound, except, in the case of this clause (iii), for such conflicts, violations, defaults or rights as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
          3.6. Consents. No consents, approvals, permits, or orders of, or registrations, declarations, notices or filings with, any Governmental Authority are required to be obtained or made by the Company or any of its Subsidiaries or Affiliates in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Board Actions and any transactions related thereto), other than (i) the expiration or termination of any applicable waiting period under the HSR Act in connection with the issuance of Shares upon conversion of the Bonds or the exchange of the Bonds into Shares, (ii) AMF filings for listing of Shares to be issued upon conversion or exchange of the Bonds on Euronext Paris, which will be obtained by Closing, unless the requirement for the same has been waived by AMF and the AMF filings required for the Warrant offering, (iii) Euronext filings for the listing of the Shares issued upon conversion of the Bonds and periodic information provided to Euronext as to the number of Bonds outstanding, (iv) registration under the Securities Act and the Exchange Act of each of the Warrants, the Shares underlying the Warrants, the options, and the Shares underlying such options, issued pursuant to the Option Plans, (v) the notification, registration, qualification or filing required in connection with the offer and sale of the Warrants, the Shares underlying the Warrants, the options, and the Shares underlying such options issued pursuant to the Option Plans in any jurisdiction other than the United States or France and (vi) such other consents, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          3.7. SEC Reports; AMF Reports; Financial Statements. (a) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2003 and with the Commission des opérations de bourse, the Conseil des marchés financiers, the Autorité des marchés financiers (together with any successor Governmental Authority, the “AMF”) and Euronext Paris S.A. since January 1, 2003. No Subsidiary of the Company is subject to the registration requirements under Sections 12(b), 12(g) or 15 of the Exchange Act. The information contained or incorporated by reference in the SEC Reports and the AMF Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC and the AMF (or, if amended or superseded by a filing subsequent to such date, then on the date of such amendment or subsequent filing); and, as of such respective dates, the SEC Reports and the AMF Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports and the AMF Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, with respect to the SEC Reports and the AMF rules and regulations, with respect to the AMF Reports. The information set forth in the 2003 20-F about the composition of and Chairman (currently Mr. Frank E. Dangeard) of the Board of Directors is true and correct as of the date hereof.
          (b) The financial statements of the Company included in the SEC Reports and the AMF Reports (collectively, the “Financial Statements”) present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with generally accepted accounting principles in France applied on a consistent basis (“French GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of interim financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate are not expected to be material), and, in the case of the financial statements of the Company included in the 2003 20-F, the footnotes thereto present fairly a reconciliation of the net income and shareholders’ equity of the Company and its consolidated subsidiaries as of the dates indicated and for the periods therein specified in accordance with generally accepted accounting principles in the United States applied on a consistent basis (“U.S. GAAP”) (except as otherwise noted therein).
     (c) Except as publicly disclosed in the SEC Reports, the AMF Reports and Press Releases, since December 31, 2003 the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or the footnotes thereto prepared in conformity with French GAAP or U.S. GAAP, other than liabilities incurred in the ordinary course of business since December 31, 2003.

          3.8. Absence of Certain Changes. (a) Except for the TCL JV and except as publicly disclosed in (i) the Press Releases, or (ii) the SEC Reports or AMF Reports since December 31, 2003, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.
          (b) Except as publicly disclosed in (i) the Press Releases, or (ii) the SEC Reports or AMF Reports since December 31, 2003, the Company has not taken any action or omitted to take any action and there has not occurred any event which, if it had taken place following the date hereof and prior to the Closing, would not have been permitted by Section 5.1 of this Agreement without prior consent of the Purchasers.
          3.9. Absence of Litigation. Other than as described in the SEC Reports, AMF Reports (including the financial statements thereto) or the Press Releases, Schedule 3.9 sets forth a list of (i) all pending or, to the Company’s knowledge, threatened in writing, actions, suits, litigation, hearings, charges, claims, inquiries, investigations or other proceedings that are material to the Company and its Subsidiaries, taken as a whole, by any Governmental Authority against the Company or any of its Subsidiaries or any of their respective officers and directors (in their capacities as such) and (ii) all pending or, to the Company’s knowledge, threatened in writing, actions, suits, litigation, hearings, charges, claims, inquiries, investigations or other proceedings by any other Person against the Company or any of its Subsidiaries which, in the case of clause (ii), individually or when aggregated with other similar claims based on substantially the same facts or circumstances, (x) involves or would reasonably be expected to have a Material Adverse Effect, (y) seeks any injunctive relief which if granted, would be reasonably expected to have a Material Adverse Effect, or (z) seeks to prevent any of the transactions contemplated hereby. To the knowledge of the Company, there is no material investigation currently being conducted by the SEC directly involving the Company or any of its directors or officers (in their capacity as such).
          3.10. Compliance with Law. Except with respect to matters that are the subject of Sections 3.11, 3.12, 3.13 or 3.20 (to which this Section 3.10 shall be deemed not to relate) and except as described in the SEC Reports, AMF Reports (including the financial statements thereto) or the Press Releases or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.10, neither the Company nor its Subsidiaries is in violation of or default under, and the Company and its Subsidiaries have not received any notices of violations or default of and, to the knowledge of the Company, no investigation or review is in process or threatened by any Governmental Authority with respect to, any provision of the Statuts of the Company or the bylaws or other equivalent governing documents of its Subsidiaries, any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, ruling or award, or any laws, statutes, ordinances, rules or regulations of any Governmental Authority.
          3.11. Intellectual Property. Other than as described in the SEC Reports, AMF Reports (including the financial statements thereto) or Press Releases or Schedule 3.11 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries owns, or possesses sufficient rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) to the knowledge of the Company, the Company’s and its Subsidiaries’ business as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by the Company or its Subsidiaries is in accordance with applicable licenses pursuant to which the Company or such Subsidiary acquired the right to use such Intellectual Property; and (d) no Person has challenged in writing, or, to the knowledge of the Company, is infringing on or is otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to the Company or its Subsidiaries.
          3.12. Employee Benefits; Labor Matters. (a) Other than as disclosed in the SEC Reports, AMF Reports (including the financial statements included therein) or the Press Releases, with respect to each employee pension benefit plan, no withdrawal, termination or annual funding liability under ERISA or the Code has been incurred and there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any such liability that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Benefit Plans (other than multiemployer plans) are in substantial compliance with applicable U.S. law, including ERISA and the Code, except for any failures to comply that are not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with all French and foreign requirements (including, with respect to the United States, federal, state and local requirements) applicable to them regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including the Board Actions and any transactions related thereto) will not accelerate any benefits or vesting or trigger any rights under any Benefit Plan or any employment, consulting or similar agreement to which the Company or any Subsidiary is a party or is bound.
          (c) Other than as disclosed in the SEC Reports, AMF Reports or the Press Releases, there is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no material labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries.
          3.13. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed (or joined in the filing of) all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes required to have been paid by them prior to the date hereof; (ii) all such Tax Returns were true, correct, complete and determined in accordance with applicable tax law and regulations as of the time of such filing; (iii) any liability of the Company and each of its Subsidiaries for Taxes not yet due and payable, or which are being contested, in each case as of December 31, 2003, has been accrued or reserved for on the financial statements of the Company or its Subsidiaries in accordance with French GAAP and US GAAP; (iv) the Company and its Subsidiaries are not currently subject to any tax audit except for the French tax audit on the worldwide tax consolidation regime, have received no reassessment notice since December 31, 2003 and are not party to any tax-related litigation; (v) neither the Company nor any of its Subsidiaries has been involved in a transaction implemented under a tax rollover regime in France; and (vi) there is no pledge or mortgage (“hypothèque légale”) constituted on any of the Company’s assets (or on any Subsidiary’s assets) for the benefit of any tax authorities or administration.
          3.14. Brokers or Finders. Other than Goldman Sachs Paris Inc. et Cie and BNP Paribas, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
          3.15. Euronext Paris/New York Stock Exchange. The Shares are admitted to trading on the Premier Marché of Euronext Paris; the Company’s American Depositary Shares are listed on the New York Stock Exchange. The Company has taken no action designed to, or that is likely to have the effect of, terminating the admission to trading of the Shares on the Premier Marché of Euronext Paris or delisting American Depositary Shares from the New York Stock Exchange or de-registering the American Depositary Shares, nor has the Company received any written notification that the AMF, Euronext S.A. or the SEC is contemplating terminating such registration or listing. There is no “substantial U.S. market interest” (within the meaning of Regulation S under the Securities Act) in any class of the Company’s equity securities.
          3.16. No Manipulation. The Company has not taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Shares to facilitate the transactions contemplated hereby or the sale or resale of the Shares.
          3.17. Company Not an “Investment Company”. The Company is not, and immediately after receipt of payment for the Bonds will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.
          3.18. General Solicitation; No Integration. Neither the Company nor any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Bonds. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) the offer of which is or will be integrated with the offer and sale of the Bonds pursuant to this Agreement.
          3.19. Title to Property and Assets. Other than as concerns Intellectual Property, which is discussed in Section 3.11 above, each of the Company and its Subsidiaries owns or possesses the necessary right to use or title to all properties, assets, licenses, permits and the like required to operate its business as currently operated, except for such properties, assets, licenses, permits and the like, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The properties and assets of the Company and each of its Subsidiaries owned by them are owned free and clear of all Liens, except (i) as disclosed in the SEC Reports and the AMF Reports, (ii) for statutory Liens for the payment of current taxes that are not yet delinquent, (iii) for Liens that arise in the ordinary course of business and (iv) for Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. With respect to the property and assets it leases, each of the Company and its Subsidiaries is in compliance with such leases except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.20. Environmental Matters. (a) Except as disclosed in the SEC Reports or the AMF Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no amount of any substance that has been designated by any Governmental Authority or by applicable French law or regulation, or with respect to the United States, federal, state or local law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (collectively, a “Hazardous Material”) is present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries currently owns, operates, occupies or leases, or to the Company’s knowledge, has at any time owned, operated, occupied or leased (i) in violation of any Environmental Law (as defined below) or (ii) in a manner that would reasonably be expected to result in a liability, cost or obligation during the term of the Bonds under any Environmental Law.
          (b) Except as disclosed in the SEC Reports or the AMF Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of or arranged for the disposal of, released or exposed its employees or others to Hazardous Materials in violation of any French or, with respect to the United States, federal, state or local law, rule, regulation, treaty or statute related to protection of human health, safety, and the environment, including natural resources (collectively, “Environmental Laws”), or in a manner that would likely result in any material liability to the Company.
          (c) Except as disclosed in the SEC Reports or the AMF Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries currently hold and are in compliance with all approvals, permits, licenses, clearances and consents required under Environmental Laws for the conduct of the Company’s and its Subsidiaries’ businesses as currently being conducted.
          (d) Except as disclosed in the SEC Reports or the AMF Reports, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim material to the Company and its Subsidiaries, taken as a whole, is pending, or to the Company’s knowledge, threatened alleging that the Company and its Subsidiaries are in violation of or have incurred liability under any Environmental Law.
          3.21. Insurance. All material insurance policies carried by, or covering the Company’s properties are in full force and effect, and no notice of cancellation has been given with respect to any such policy. All premiums due on such policies have been paid in a timely manner and the Company has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is provided by insurers that, to the knowledge of the Company, are solvent and is in such amount and types of coverage which are adequate and customary for the industries in which the Company operates.
          3.22. Sarbanes-Oxley Compliance; Foreign Corrupt Practices Act. (a) The Company has not, directly or indirectly, including through any Subsidiary, extended or maintained credit, or arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan to or for any of its directors or executive officers in violation of the U.S. Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (collectively, the “Sarbanes-Oxley Act”).
          (b) There is and has been no failure on the part of the Company or, to the knowledge of the Company, any of the Company’s officers or directors, in their capacities as such, to comply in all material respects with any applicable material provisions of the Sarbanes-Oxley Act.
          (c) Except as disclosed in the SEC Reports or the AMF Reports or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended.
          3.23. Obligations to Related Parties . Except as set forth in the SEC Reports, the AMF Reports or the Press Releases or, with respect to Significant Shareholders (as defined below), for transactions in the ordinary course, there are no material obligations of the Company or any of its Subsidiaries to their respective officers, directors or shareholders holding more than two percent (2%) of the outstanding Shares (“Significant Shareholders”), or employees or any family member or Affiliate thereof other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or one of its Subsidiaries and (c) for other standard employee benefits made generally available to all employees (including existing stock option agreements outstanding under any existing stock option plans of the Company). Except as set forth in the SEC Reports, the AMF Reports or the Press Releases and, with respect to Significant Shareholders, for transactions in the ordinary course, neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of their respective officers, directors, or Significant Shareholders or to any family member or Affiliate thereof, in any amount whosoever, other than for normal travel advances or reimbursement for normal business expenses; and none of such officers, directors or Significant Shareholders, or any family member or Affiliate thereof, is indebted to the Company or any of its Subsidiaries, other than with respect to business in the ordinary course between the Company and its Significant Shareholders. Schedule 3.23 sets forth a description of the all transactions since December 31, 2003 between the Company and any of its officers, directors and Significant Shareholders, and their respective family members or Affiliates in which such Persons had a direct or indirect material interest which are not disclosed in the 2003 20-F.
     4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:
          4.1. Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.
          4.2. Authorization. (a) Such Purchaser has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. All action on the part of such Purchaser or its partners necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the other transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (b) At Closing, the Affiliate of Silver Lake to be designated by Silver Lake to execute the Consulting Agreement (as defined in Section 4.10 below) will have all requisite power to enter into the Consulting Agreement and to carry out and perform its obligations thereunder. All action on the part of such Affiliate of Silver Lake necessary for the authorization, execution, delivery and performance of the Consulting Agreement and the consummation of the other transactions contemplated therein will be taken by Closing. Upon execution at Closing, the Consulting Agreement will constitute the legal, valid and binding obligation of such Affiliate of Silver Lake, enforceable against such Affiliate of Silver Lake in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.3. No Conflict. The execution, delivery and performance of this Agreement by such Purchaser will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any judgment, order, statute, law, ordinance, rule or regulations applicable to such Purchaser or its respective properties or assets following the requisite approval of the shareholders of the Company at the Shareholders Meeting, or (iii) any contract, agreement, instrument, credit facility, franchise, license or permit to which such Purchaser is a party or by which it or any of its properties or assets is bound, except, in the case of clause (ii) and (iii), for such conflicts, violations, defaults or rights as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement, or, in the case of clause (iii), as would not give rise to any material liability on the part of the Company for tortious interference with contract (a “Purchaser Adverse Effect”).
          4.4. Consents. No consents, approvals, permits or orders of, or registrations, declarations, notices or filings with, any Governmental Authority are required to be obtained or made by the Purchaser or its Affiliates in connection with the execution, delivery or performance of this Agreement, other than (i) the expiration or termination of applicable waiting period under the HSR Act in connection with the issuance of Shares upon conversion of the Bonds or the exchange of the Bonds into Shares and (ii) such contractual consents, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.
          4.5. Brokers. Other than Lazard Frères, the Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement, other than those the fees and expenses of which will be borne solely by such Purchaser.
          4.6. Purchase for Own Account. Such Purchaser is acquiring the Bonds for its own account, and not with a view to, or for sale in connection with, any distribution of the Bonds in violation of the Securities Act. Except as contemplated by this Agreement (including Section 2.3 hereof), such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Bonds. To the extent that such Purchaser will, pursuant to Section 2.3 hereof, syndicate its commitment to acquire a portion of such Bonds, such Purchaser has not solicited and will not solicit any offers to sell or has not offered to sell or will not offer to sell the Bonds in connection with such syndication (or otherwise) in a manner that would require the registration of the Bonds under the Securities Act.
          4.7. Investor Status. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Bonds for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
          4.8. Securities Not Registered. Such Purchaser understands that the Bonds and the Shares issuable upon conversion of the Bonds have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Bonds and the Shares issuable upon conversion of the Bonds must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Regulation S promulgated under the Securities Act depend on the satisfaction of various conditions. Without prejudice to the provisions of Section 5.2, the Purchasers understand that no prospectus in connection with the issue and offering of the Bonds and the offering of the Shares issuable upon conversion of the Bonds has been filed with the AMF and that the Bonds and the Shares issuable upon conversion of the

Bonds has been filed with the AMF and that the Bonds and the Shares issuable upon conversion of the Bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may any document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds and the Shares issuable upon conversion of the Bonds be circulated or distributed, whether directly or indirectly, to persons in France other than under circumstances in which such offer, sale or invitation does not constitute an appel public à l’épargne within the meaning of Article L. 411-1 of the French Financial and Monetary Code.
          4.9. No Common Director. No managing member, member of the Board of Directors, or any member of a similar body of any such Purchaser is also a member of the Board of Directors of the Company as of the date hereof.
          4.10. Tax. For purposes of all sums payable under Section 11.9 of this Agreement and/or pursuant to the consulting agreement to be entered into by the appropriate Silver Lake entity to be designated by Silver Lake on or prior to the Closing and the Company in substantially the form attached hereto as Exhibit H (the “Consulting Agreement”), the Purchaser certifies and represents to the Company that the beneficiary of all such sums shall be at the time such payments are made a U.S. tax resident within the meaning of the applicable tax treaty entered into between France and the United States and shall not be considered as having established a fixed place of business in France. For the purposes of all sums payable under the Bonds, the Purchaser certifies and represents to the Company that the initial Holders of the Bonds are not domiciled or established in or resident of France nor will they hold the Bonds on behalf of any Person or act as a fiduciary or nominee for any Person that is domiciled or established in or resident of France.
     5. Covenants.
          5.1. Ordinary Course of Business. (a) Except as provided in Section 8.1(l) and as otherwise contemplated by the terms of this Agreement (including the Board Actions), during the period from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Company shall use reasonable best efforts, consistent with its good faith business judgment, and in the ordinary course of business, to preserve intact its and its Subsidiaries’ current business organizations, keep available the services of their current officers and employees (provided, however, it is understood and agreed that this shall not preclude the Company from terminating the employment of employees in the ordinary course of business) and preserve, to the extent not otherwise provided for or contemplated in any agreement, understanding or arrangement to which the Company is a party or by which it is bound as of the date hereof, their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired.
          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, unless required by applicable law or except as contemplated by this Agreement or except with the prior written consent of Silver Lake:

     (i) change the number of directors or the composition or structure of the Board of Directors; provided that the prior written consent of Silver Lake shall not be required for any such change which relates to the replacement of any member of the Board of Directors as of the date hereof;
     (ii) dissolve, liquidate, or file for bankrupcy with respect to, the Company or any Significant Subsidiary thereof; or
     (iii) take any action that would result in a Conversion/Exchange Ratio adjustment under the Bonds had the Bonds been outstanding at the time of such action.
          5.2. Preparation of the Shareholder Circular and Prospectus. (a) As promptly as practicable following the date hereof, the Company shall (i) prepare and make available to the Company’s shareholders in accordance with applicable French Law the avis de convocation and the rapport du conseil d’administration (together, the “Shareholder Circular”) relating to the Shareholders Meeting to be held no later than September 30, 2004 to consider approval of the Resolutions, (ii) unless an exception is granted by the AMF, prepare a note d’opération relating to the admission to trading on Euronext Paris of the Shares issuable upon conversion of the Bonds, (iii) submit for publication, as required by law, with the Bulletin des Annonces Légales Obligatoires (BALO) the avis de convocation containing the Resolutions and (iv) file with the AMF the avis de convocation. The Purchasers and their advisors shall be given the opportunity to review and comment on the Shareholder Circular, the above note d’opération and demande d’admission being submitted or filed, as applicable, and, if requested, the Company shall reasonably consider all reasonable additions, deletions or changes suggested by Purchasers in connection therewith. In addition, the Company will provide the Purchasers and their advisors with any written comments or other written communications that the Company or its counsel may receive from time to time from the AMF with respect to the Shareholder Circular promptly after the receipt of such comments or other communications.
          (b) The Shareholder Circular shall include the recommendation of the Board of Directors to the shareholders of the Company to vote in favor of the approval of each of the Resolutions.
          5.3. Shareholders Meeting. The Board of Directors has, on the date hereof, taken the Board Actions. The Company shall ensure that a Shareholders Meeting is held as promptly as practicable but in any event on or before September 30, 2004, for the purpose of voting upon the approval of the Resolutions.
          5.4. Governmental Approvals. As soon as practicable after the date hereof, the Company and each Purchaser shall file all applications and reports and take such other action which is reasonably required to be taken or filed with any Governmental Authority (except for filings required by the HSR Act in connection with the conversion or exchange of the Bonds into Shares which are addressed in Section 5.8) in connection with the consummation of the other transactions contemplated by this Agreement and the Bonds (including the Board Actions and any transactions related thereto). The Company and each Purchaser shall give all additional notices to third parties and take other action reasonably required to be taken by it under any authorization, lease, note, mortgage, indenture, agreement or other instrument or any law, rule, regulation, demand or court or administrative order in connection with the issuance of the Bonds, the conversion of the Bonds into Shares, the exchange of the Bonds into Shares, so long as the Bonds remain outstanding and the consummation of the other transactions contemplated by this Agreement and the Bonds.
          5.5. Notice of Certain Events.
          (a) Between the date of this Agreement and the Closing Date, (i) the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of making incorrect, in any material respect, any of the Company’s representations or warranties or which has the effect of rendering any of the Company’s covenants incapable of performance in any material respect, and (ii) the Purchasers will promptly advise the Company of any action or event of which they become aware which has the effect of making incorrect, in any material respect, any of the Purchasers’ representations or warranties or which has the effect of rendering any of the Purchasers’ covenants incapable of performance in any material respect.
          (b) Between the date of this Agreement and the Closing Date, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, (i) upon reasonable notice, afford the officers, employees, auditors and other agents of the Purchasers, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all financial books and records, (ii) furnish the Purchasers with all financial, operating and other data and information as the Purchasers, through their officers, employees or agents, may from time to time reasonably request, and (iii) afford the Purchasers the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers in each case subject to the Purchaser’s undertakings set forth in Section 6.2 hereof.
          5.6. Certain Agreements. The Company and Purchasers hereby agree that the Company and the Affiliate of Silver Lake to be designated by Silver Lake on or prior to the Closing shall enter into the Consulting Agreement as of the Closing Date and that the Company and the Purchasers shall enter into a Participation and Registration Rights Agreement in the form attached hereto as Exhibit I as of the Closing Date; provided, however, that Silver Lake may not designate a portfolio company of either Silver Lake or an Affiliate of Silver Lake to enter into the Consulting Agreement.
          5.7. Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable or appropriate to timely (and, with respect to matters to be implemented on or prior to Closing, in advance of the date referred to in Section 9.1 hereof) effectuate the intents and purposes of this Agreement and, subject to the provisions of this Agreement and the Terms and Conditions of the Bonds, the conversion or exchange of the Bonds into Shares and the consummation of the other transactions contemplated hereby, including taking any reasonable action to facilitate the filing of any document necessary for the consummation of the transactions contemplated hereby or taking any commercially reasonable action to assist the other parties hereto in complying with the terms of Sections 5.1 through 5.16 hereof.

          5.8. HSR Approval. The Company and the Holders acknowledge and agree that one or more filings under the HSR Act will be necessary in connection with the issuance of Shares upon conversion or the delivery of Shares upon exchange of the Bonds. Promptly upon the request of the Company or any Holder of the Bonds, to the extent a filing is required under the HSR Act in connection with any proposed conversion or exchange of Bonds by such Holder or the Company, the Company and each Holder shall file with the proper authorities all forms and other documents necessary to be filed pursuant to the HSR Act, and the regulations promulgated thereunder, in connection with the issuance of Shares upon conversion or exchange of the Bonds and shall cooperate with each other in promptly producing such additional information as those authorities may reasonably require to allow early termination of the notice period provided by the HSR Act or as otherwise necessary to comply with statutory requirements of the U.S. Federal Trade Commission or the U.S. Department of Justice. For the avoidance of doubt, the foregoing covenant shall apply to both the Company and any Holder at any time after the Closing Date (notwithstanding that the Bonds may not be convertible or exchangeable at such time and more than one such request may be made by any Holder with respect to the same Securities).
          5.9. Reservation, Listing of Shares Issuable Upon Conversion. The Company will at all times have and keep in force the authority to issue such number of Shares, in the aggregate, as shall be sufficient to permit the conversion of the Bonds into Shares as provided for in the Bonds, including as necessary to adjust for share splits, combinations or other similar transactions. The Company will take all necessary action (including obtaining the visa of the AMF on any prospectus) to list upon issuance and to maintain the listing of the underlying new Shares issuable upon conversion of the Bonds on Euronext Paris.
          5.10. Board of Directors
          (a) Board Composition. The Company agrees to increase the size of its Board of Directors by one (1) additional member, effective as of the Closing Date.
          (b) Silver Lake Designee Directors. (i) Subject to the other provisions of this Agreement and until such time as Silver Lake and its Affiliates, collectively, no longer own an amount of Bonds (or the Shares underlying such Bonds) (the “Minimum Ownership Amount”) equal to at least twenty-five percent (25%) of the difference between (x) the amount of Bonds issued to Silver Lake and its Affiliates as of the Closing Date and (y) the amount of such Bonds subsequently transferred to other Persons as contemplated in Section 2.3 above, Silver Lake shall be entitled to propose the nomination of one (1) representative for election to the Board of Directors (the “Silver Lake Designee”), by written notice to the Company; provided, however, that the nomination of any particular Silver Lake Designee shall be subject to the approval of such designee by the Nominating Committee, such approval not to be unreasonably withheld or delayed.
     (ii) Upon receipt of such written notice and subject to the reasonable approval of the Nominating Committee referred to above, the Company shall use its reasonable best efforts to the extent permitted by applicable law, to cause the Board of Directors to recommend to the Company’s shareholders at the next general meeting the election as director of such Silver Lake Designee. In the event the Nominating Commitee reasonably considers the nomination of any given Silver Lake Designee to be unacceptable, the Company shall request that Silver Lake propose an alternate Silver Lake Designee(s) reasonably acceptable to the Nominating Committee sufficiently in advance of such general meeting so that Silver Lake may designate another person, which other person the Company shall use its best efforts to the extent permitted by applicable law, to cause the Board of Directors to recommend for election by the Company’s shareholders at the same general meeting.
          (c) Removal of Silver Lake Designee Director; Board Vacancy. (i) In accordance with French law, the Company’s shareholders shall be free to remove any director without cause at any time, including any director appointed to the Board of Directors who is a Silver Lake Designee (any such director, a “Silver Lake Designee Director”).
     (ii) Upon becoming aware of any motion by Company shareholders to revoke the mandate of the Silver Lake Designee Director, the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors (x) to abstain from proposing such motion, or (y) where such a motion is proposed by the shareholders of the Company, to recommend against any such motion before the shareholders meeting; provided, however, that if a majority of the Board of Directors (without counting the vote of the Silver Lake Designee Director) determines that the Silver Lake Designee Director has engaged in fraud in connection with the performance of his or her duties as a director, the obligations listed under (x) and (y) above shall not apply.
     (iii) Upon the removal of the Silver Lake Designee Director by the shareholders at a shareholders meeting (and except in the case that such removal follows a finding of fraud as provided in clause (ii) above)), the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to propose at the same shareholders meeting the appointment as director of a new Silver Lake Designee proposed by Silver Lake to the Company in writing, subject to the reasonable approval of the Nominating Committee referred to above. If such proposal is not accepted by the shareholders, the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to recommend against supporting the appointment, in replacement of the Silver Lake Designee Director removed, of any director who is not a Silver Lake Designee. If the replacement for any revoked Silver Lake Designee Director is not appointed during such shareholders meeting, the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to propose at the next shareholders meeting the appointment of the new Silver Lake Designee proposed by Silver Lake to the Company in writing, subject to the reasonable approval of the Nominating Committee referred to above.
     (iv) In the event of a vacancy on the Board of Directors arising by reason of a Silver Lake Designee Director’s resignation (other than where such resignation occurs after Silver Lake has lost its director designation rights pursuant to Section 5.10(b)(i)) or death, Silver Lake shall notify the Company of its nomination of a new Silver Lake Designee to fill such vacancy, and, subject to the reasonable approval of the Nominating Commitee referred to above, the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to cause the vacancy created thereby to be filled by such Silver Lake Designee at the earliest practicable Board of Directors meeting, and in any event before the Board of Directors adopts any further resolutions, and shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to propose that the next general shareholders meeting approve such Silver Lake Designee’s appointment to the Board of Directors.
          (d) The Silver Lake Designee Director will receive all written materials and other information provided by the Company to the members of the Board of Directors in their capacity as such.
          (e) Subject to approval of the Resolutions at the Shareholders Meeting, the Silver Lake Designee Director shall as of the Closing Date be designated as a member of the Strategic Committee of the Board of Directors and the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to ensure that such committee shall at all times include the Silver Lake Designee Director.
          (f) The Silver Lake Designee Director shall be reimbursed for his or her out-of-pocket expenses incurred in connection with his or her participation as a member of the Board of Directors, in a manner consistent with the Company’s policies for reimbursing such expenses of the members of the Board of Directors. In addition, the Silver Lake Designee Director, in his capacity as a non-employee member of the Board of Directors, shall be entitled to the same compensation as to which all non-employee members of the Board of Directors are entitled, in their capacity as such, subject to compliance with all applicable law. The Company shall indemnify the Silver Lake Designee Director to the same extent it indemnifies its other directors pursuant to its organizational documents and applicable law.
          (g) All obligations of the Company pursuant to this Section 5.10 shall terminate at such time as Silver Lake and its Affiliates, collectively, shall no longer own the Minimum Ownership Amount.
          5.11. Non-Voting Observer (censeur). If, notwithstanding the Company’s compliance with Section 5.10(c), a Director Removal occurs, then if requested by Silver Lake and until such time as Silver Lake and its Affiliates, collectively, no longer own the Minimum Ownership Amount, the Company shall use its best efforts, to the extent permitted by applicable law, to cause the Board of Directors to designate one non-voting observer (censeur) designated in writing by SLP to the Board of Directors. The non-voting observer shall be reasonably satisfactory to the Board of Directors. Such non-voting observer shall be entitled to have all of his or her reasonable expenses incurred in attending or participating in meetings of the Board of Directors reimbursed by the Company promptly upon request.
          5.12. D&O Insurance. So long as there shall be a Silver Lake Designee Director, the Company agrees to maintain directors’ and officers’ insurance for such Director in an amount not less than the amount of coverage provided from time to time for other non-executive members of the Board of Directors.

          5.13. Financial Statements and Other Information. As long as any of the Bonds remain outstanding, the Company shall make available (including via the SEC’s EDGAR database or the Company’s website) to the Holders:
          (a) within ninety (90) days after the end of each half of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and the consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with French GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;
          (b) within one hundred and eighty (180) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and the consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with French GAAP (except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation) together with a reconciliation of the net income and shareholders’ equity of the Company and its Subsidiaries as of the dates indicated and for the periods therein specified in accordance with generally accepted accounting principles in the United States applied on a consistent basis; and
          (c) such other financial statements, reports, notices or other financial information as are required to be delivered to holders of other debt instruments of the Company at the times the same are required to be so delivered.
          5.14. Change of Securities. In the event that, following the Closing, the Bonds become convertible or exchangeable into any securities other than Shares pursuant to the Terms and Conditions of the Bonds (“Other Securities”), for the purposes of Sections 1, 5, 7, and 11 of this Agreement and Section 2 of the Terms of the Participation and Registration Rights Agreement, references to Shares shall be deemed to include such Other Securities from and after such time.
          5.15. Operating Company. So long as Silver Lake shall have the right to nominate at least one member for election to the Board of Directors of the Company, the Company shall as promptly as practicable notify the Holders if it ceases to be an “operating company” as defined in the first sentence of Section 29 CFRss.2510.3-101(c).
          5.16. Withholding Tax. Prior to the Closing and at any time while Silver Lake holds the Bonds or may receive any payment under this Agreement, the Purchasers shall deliver to the Company or, as the case may be, to such government or taxing authority, any forms, documents or certificates that they are legally entitled to deliver and that may be required in order to allow the Company to make any payment under this Agreement and/or pursuant to the Bonds and/or pursuant to the Consulting Agreement without any deduction or withholding for or on account of any tax, levy or other charge or with such deduction or withholding at a reduced rate under applicable tax treaty or domestic laws, with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Company and to be executed and to be delivered with any reasonably required certification, as soon as reasonably practicable prior to the first payment date in each year.

     6. Additional Agreements.
     6.1. Standstill Provisions
     (a) Restrictions on Certain Actions.
     (i) Each of the Holders hereby severally agrees that, except as contemplated hereby (including the conversion and exchange rights set forth herein and in the Terms and Conditions of the Bonds), from the Closing Date until the later of (x) five years following the Closing Date and (y) one year following the date on which the Holders cease to hold more than 5% of the outstanding Shares of the Company on an as-if-converted basis (the “Standstill Period”), it will not, unless consented to by the Company in writing, acquire directly or indirectly, by purchase or otherwise, any securities, or direct or indirect rights or options to acquire any securities, of the Company or any Subsidiary thereof, or of any successor to or Person in control of the Company.
     (ii) Each of the Holders hereby severally agrees that it will not, during the Standstill Period, announce publicly any proposal for any such acquisition of securities of the Company or any Subsidiary thereof, or make any such proposal in a manner that requires the Company to make a public announcement, in each case unless approved by the Board of Directors of the Company.
     (iii) Each of the Holders hereby severally agrees that it will not, during the Standstill Period, make any proposal to shareholders of the Company unless approved by the Board of Directors of the Company.
     (b) Suspension of Restrictions.
          The limitations provided in this Section 6.1 and in Section 7.1(e) shall immediately be suspended upon the occurrence of any of the following events (each, a “Release Event”):
     (i) any Person (other than any Holder and its Affiliates or any Person with whom any Holder or its Affiliates would be acting in concert within the meaning of French law) or Group, as such term is defined in Section 13(d)(3) of the Exchange Act (other than any Group that includes any Holder or its Affiliates or with whom any Holder or its Affiliates would be acting in concert within the meaning of French law) (such Person, a “Third Party”), commences a tender or exchange offer seeking to acquire control of the Company, but only if the Company has not within ten (10) days after commencement of such offer publicly recommended that such offer be rejected;
     (ii) any Third Party publicly announces an acquisition proposal which, if effected, would constitute a Change of Control of the Company, but only if the Company has not, within ten (10) days after such announcement, rejected such acquisition proposal;
     (iii) the occurrence of a Change of Control of the Company;

     (iv) the public announcement by the Company that it is “for sale”, or the public announcement by the Company of its support for an acquisition proposal which, if effected, would constitute a Change of Control of the Company;
     (v) the execution of a definitive agreement which, if consummated, would result in a Change of Control of the Company;
     (vi) the public announcement by or on behalf of any Third Party of the commencement of a bona fide proxy or consent solicitation to elect or remove a majority of the directors of the Company which is not, within ten (10) days after the announcement of such proxy or consent solicitation, publicly opposed by the Company’s Board of Directors and which would, if successful, result in a Change of Control;
     (vii) the removal of the Shares from listing on Euronext Paris; or
     (viii) the occurrence of any Event of Default under the Bonds.
          The Company shall provide the Holders with prompt written notice of the occurrence of any of the events set forth in this Section 6.1. Upon any (i) withdrawal or lapsing of any such tender or exchange offer referred to in Section 6.1(b)(i) in which such Third Party does not acquire Control of the Company; (ii) withdrawal, rejection or termination of an acquisition proposal referred to in Section 6.1(b)(ii); (iii) the public withdrawal of any “for sale” notice referred to in Section 6.1(b)(iv); (iv) the termination of the agreement referred to in Section 6.1(b)(v) without consummation thereof; or (v) the withdrawal or termination or failure of the solicitation referred to in Section 6.1(b)(vi), as the case may be, the limitations provided in Sections 6.1(a) (except to the extent then suspended as a result of any other event specified in Section 6.1(b)) shall again be applicable for so long as and only to the extent provided therein without any extension of the term thereof.
          6.2. Confidential Information. The Holders acknowledge that as a result of their contractual rights under this Agreement (including Sections 5.5, 5.10 and 5.11), Holders may be given access to non-public, proprietary information with respect to the Company, whether or not specifically marked as such (“Confidential Information”). For purposes hereof, for any Holder, Confidential Information does not include, however, information which (a) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Holder or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or its Affiliates, Subsidiaries or franchisees in violation of this Section 6.2 or any other confidentiality agreement or duty, (b) is provided to the Holder on a nonconfidential basis and in accordance with law by a Person other than the Company who is not otherwise bound by a confidentiality agreement with or duty to the Company and is not otherwise prohibited from transmitting the information to the Holder, or (c) is demonstrated with reasonable documentation to have been developed completely independently of the Confidential Information by the Holder. Each Holder severally agrees (i) to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any Person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Holder in the Bonds (or the Shares into which the Bonds are convertible or exchangeable) and to cause those Representatives to observe the terms of this Section 6.2, and (ii) not to use Confidential Information in a manner contrary to applicable laws and regulations or for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Holder in the Bonds (or the Shares into which the Bonds are convertible or exchangeable). The Holders acknowledge that the Confidential Information may constitute “privileged information” within the meaning of French and U.S. law and applicable French and U.S. securities regulations and agree to comply with all such securities regulations. Notwithstanding the foregoing, disclosure of Confidential Information as required by applicable laws and regulations shall not constitute a breach of this Section 6.2 provided that the Person so required to disclose the Confidential Information promptly provides written notice of such requirement to the Company (if permitted by law) and cooperates with the Company as the Company reasonably requests to seek protection for such Confidential Information in connection with the required disclosure.
     7. Transfer of the Securities.
          7.1. Transfer Restrictions. (a) Subject to the syndication rights described in Section 2.3 above, no Holder shall sell, assign, transfer or otherwise dispose of (collectively, “Transfer”) any of the Bonds at any time, except for Transfers (i) which have been consented to in writing by the Board of Directors of the Company; (ii) in the case of a Holder that is an investment fund Affiliated with Silver Lake Technology Management L.L.C. (“Silver Lake L.L.C.”) to another investment fund affiliated with Silver Lake L.L.C., in each case that delivers (unless the transferee is already a party hereto) a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is entitled to the benefits (including the right to receive a Rights Letter) and subject to the obligations of this Agreement (including the obligations contained in this Section 7); (iii) following any Release Event, provided in the case of a Release Event described in clause (i) or (ii) of the definition thereof, such Release Event received the prior approval or recommendation of the Board of Directors (it being understood for the avoidance of doubt, however, that any Release Event described in clause (i) or (ii) which had not received the prior approval of the Board of Directors which results in a Change of Control shall nonetheless remain a Release Event for purposes of this Section 7.1); or (iv) following a Director Removal (the circumstances described in clauses (i) through (iv) above are collectively referred to as “Permitted Transfers”). For the avoidance of doubt, the conversion or exchange of the Bonds into Shares shall not be considered a Transfer.
          (b) Except (i) upon conversion or exchange following receipt of a Redemption Notice or (ii) in a Permitted Transfer, the Shares issued upon conversion or exchange of the Bonds will not be transferable until the earlier of (x) first public announcement of the audited consolidated financial results of the Company for the 2005 fiscal year and (y) March 31, 2006 (the “First Release Date”). For the avoidance of doubt, the Shares issued upon conversion or exchange of the Bonds following (x) the Company’s delivery of a Redemption Notice pursuant to Section 6 of the Terms and Conditions of the Bonds or (y) a Release Event shall not be subject to any of the Transfer restrictions in this Section 7.1.
          (c) Following the First Release Date, one half of the Shares issuable or exchangeable upon conversion or exchange, as the case may be, of the Bonds shall become freely transferable (subject only to paragraphs (d) and (e) of this Section 7.1 and compliance with applicable securities laws and regulations) and following the six-month anniversary of the First Release Date (the “Second Release Date”), all of the Shares issuable or exchangeable upon conversion or exchange, as the case may be, of the Bonds shall become freely transferable (subject only to paragraphs (d) and (e) of this Section 7.1 and compliance with applicable securities laws and regulations).
          (d) Subject to Section 7.1(b) and for so long as a Silver Lake Designee Director is a member of the Board of Directors, in connection with any resale of Shares issued or exchanged upon conversion or exchange, as the case may be, of the Bonds, the Holders agree (i) to advise the Company of any plans for Transfer of the Shares with a view toward implementing an orderly distribution and to minimizing any significant disruption to the trading market for the Shares (it being understood and agreed that the foregoing shall in no way be deemed to limit the manner in which any Holder ultimately chooses to Transfer Shares and that, notwithstanding the foregoing, any such Transfer may ultimately result in a disruption to the trading market for the Shares), and (ii) that the Purchasers will only Transfer the Shares issued upon conversion or exchange of the Bonds in capital markets transactions to or through one or more financial institutions of international repute having a significant presence in the European capital markets, including, without limitation, any institution on the list attached as Exhibit J (the “Approved Banks”)(and with no pre-arranged sales by or on behalf of Silver Lake or its Affiliates to any other identified Persons).
          (e) Subject to Section 6.1(b), for the duration of the Standstill Period, the Holders will not sell the Shares short or otherwise hedge their equity ownership in the underlying Shares.
          (f) The Company shall not register any transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1. To the extent Shares are subject to transfer restrictions under Section 7.1(c), the Shares shall be issued and held in registered form (“nominatif pur”) and to the extent Shares are not subject to such restrictions the Shares shall, at the request of the Holders, be issued or delivered in nominatif administré form or bearer form (“au porteur”). Following the lapse or termination of the transfer restrictions set forth in Section 7.1(c) (whether or not the restrictions set forth in Section 7.1(d) remain in effect), but in no event more than three Trading Days following such lapse or termination, the Company shall convert any Shares held in registered form into nominatif administré form or au porteur form upon request from the Holder of such Shares.
          (g) The restrictions on Transfer contained in this Section 7.1 and the restrictions on Transfer under applicable securities laws are the only restrictions on Transfer that shall apply to the Holders, and the Holders shall not be subject to any further restrictions on Transfer, except that any Holder will be subject to applicable laws and regulations and any Holder that is an Affiliate of any member of the Board of Directors of the Company will be subject to the rules or policies of the Company that relate to possession of material non-public information that are generally applicable to members of the Board of Directors.

          7.2. Non-Registered Securities. The Company and the Purchasers acknowledge that the Securities and, if applicable, any securities issuable or deliverable upon the conversion or exchange of the Securities, as the case may be, have not been registered under the Securities Act, or securities laws of any U.S. state and may not be offered, sold, assigned, pledged, transferred or otherwise disposed of in the absence of an effective registration statement under the Securities Act and applicable U.S. state securities laws or pursuant to an available exemption from registration under the Securities Act or such laws.
     8. Conditions Precedent.
          8.1. Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Bonds being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent:
          (a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 8.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).
          (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date, including without limitation pursuant to Sections 11.8 and 11.9 hereof.
          (c) Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 8.1(a) and (b) have been fulfilled.
          (d) The purchase of and payment for the Bonds by each Purchaser shall not have been prohibited or enjoined by any law or governmental or court order or regulation and no proceeding by any Governmental Authority seeking the same shall be pending.
          (e) Each Purchaser shall have received from the Company’s U.S. counsel, Sullivan & Cromwell LLP, an opinion, dated the Closing Date, to the effect set forth in Exhibit K, and from the Company’s French counsel, Sullivan & Cromwell LLP, an opinion, dated the Closing Date, to the effect set forth in Exhibit L.
          (f) Each of the Purchasers shall have received from the Company an executed letter agreement to the effect set forth in Exhibit M (the “Rights Letter”).
          (g) All consents, permits and waivers of Governmental Authorities (including competition authorities, but other than approval under the HSR Act needed to convert the Bonds to Shares) and of third parties which are required to be obtained by the Company in connection with the consummation by it of the transactions contemplated by this Agreement (including the Board Actions and any transactions related thereto) shall have been obtained and be in full force and effect, and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that is unduly burdensome to the Purchaser.
          (h) Between the date of this Agreement and the Closing Date, there shall not have been any changes, circumstances, conditions or events (other than changes, circumstances, conditions or events that arise as a result of (i) the Company entering into this Agreement or (ii) the public announcement of the transactions contemplated hereunder) which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.
          (i) All corporate and other proceedings to be taken by the Company following the date hereof and on or prior to the Closing Date in connection with the transactions contemplated hereby (including the Board Actions and any transactions related thereto) and all documents incident thereto shall have been taken and be reasonably satisfactory in form and substance to the Purchasers and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
          (j) The Resolutions shall have been approved by the Required Shareholder Vote and, with the exception of the implementation of Share Buy-Back, the Warrant Offering and the Option Plans, the actions to be taken by the Company referred to therein and in the Board Actions shall have been implemented and given full effect by the Board of Directors.
          (k) The Company shall have entered into the Consulting Agreement with an Affiliate of Silver Lake substantially in the form attached hereto as Exhibit H.
          (l) The transactions contemplated by the Combination Agreement dated January 28, 2004 among the Company, TCL International Holdings Limited, a company incorporated in the Cayman Islands with limited liability, and TCL Corporation, a joint stock company established under the laws of the People’s Republic of China (the “TCL JV”) shall have been completed substantially in accordance with the terms set forth in the circular dated May 31, 2004.
          (m) The note d’opération relating to the admission to trading of the Shares issuable upon conversion of the Bonds, to the extent required, shall have received a visa from the AMF.
          (n) The Company shall have entered into a Participation and Registration Rights Agreement with the Purchasers in the form attached hereto as Exhibit I.
          (o) The Company shall have paid in full the fee referred to in Section 11.9(a) hereof, as well as any expenses invoiced pursuant to Section 11.8 hereof.
          (p) The Chairman of the Board of Directors of the Company as of the date hereof shall have remained in that position through, and shall be in that position on, the Closing Date and no change in that position shall have otherwise been publicly announced.

          8.2. Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Bonds to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:
          (a) The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).
          (b) Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.
          (c) The Company shall have received a certificate, dated the Closing Date, on behalf of each Purchaser, signed by an officer thereof, certifying on behalf of each Purchaser that the conditions specified in the foregoing Sections 8.2(a) and (b) have been fulfilled.
          (d) The sale of the Bonds by the Company shall not have been prohibited or enjoined by any law or governmental or court order or regulation and no proceeding by any Governmental Authority seeking the same shall be pending.
          (e) The Resolutions shall have been approved by the Required Shareholder Vote.
          (f) The note d’opération relating to the admission to trading of the Shares issuable upon conversion of the Bonds, to the extent required, shall have received a visa from the AMF.
          (g) Each of the Purchasers shall have delivered to the Company a duly signed instrument (bulletin de souscription), dated the Closing Date, in the form attached as Exhibit N hereto evidencing their subscription to the Bonds in the proportions set forth in Exhibit A hereto and shall have tendered the purchase price therefor on the Closing Date.
          (h) All consents, permits and waivers of Governmental Authorities (including competition authorities, but other than approval under the HSR Act needed to convert the Bonds to Shares) and of third parties which are required to be obtained by such Purchaser in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect, and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that is unduly burdensome to the Company.
          (i) The Company shall have received from the Purchasers’ U.S. counsel, Simpson Thacher & Bartlett LLP, an opinion, dated the Closing Date, to the effect set forth in Exhibit O, and from the Purchasers’ French counsel, Bredin Prat, an opinion, dated the Closing Date, to the effect set forth in Exhibit P.

     9. Termination.
          9.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, (b) by the Purchasers if (1) the Board of Directors changes, alters or supplements in a manner adverse to the Purchasers or the transactions contemplated hereby any of the Resolutions or the Board Actions or modifies or withdraws its recommendation in support of the Resolutions, (2) the Company takes any action that would result in a Conversion Exchange Ratio adjustment under the Bonds had the Bonds been outstanding at the time of such action, or (3) the Company otherwise breaches any of its obligations hereunder in any material respect or (c) by either party hereto if (x) the transactions contemplated hereby are not approved at the Shareholders Meeting, or (y) the Closing shall not have occurred on or prior to October 31, 2004, provided that the Company shall have no right to terminate this Agreement unless and until it has paid in full the fees referred to in Section 11.9(b) hereof and any expenses invoiced pursuant to Section 11.8; and provided further that the right to terminate this Agreement pursuant to this Section 9.1 shall not be available to any party who shall have breached its obligations under this Agreement in any material respect.
          9.2. Effect of Termination. In the event of any termination pursuant to Section 9.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or shareholders, with respect to this Agreement, except for liability for any breach of this Agreement prior to the date of termination and except that the provisions of Sections 6.2, 11.1, 11.8, 11.9 and 11.11 shall survive such termination.
10. Indemnification
          10.1. Survival of Representations and Warranties. (a) The representations and warranties contained in Sections 3.3, 3.4 and 4.2 of this Agreement shall survive for a period of 10 years.
          (b) All other representations and warranties contained in Section 3 of this Agreement shall survive until the date which is thirty (30) days following the date of the first public announcement of the audited consolidated financial results of the Company for the 2005 fiscal year.
          (c) All other representations and warranties contained in Section 4 of this Agreement shall survive until the date which is thirty (30) days following the date of the first public announcement of the audited consolidated financial results of the Company for the 2005 fiscal year.
          (d) The representations and warranties contained in Sections 3 and 4 of this Agreement, and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.
          10.2. Indemnification.

          (a) From and after the Closing Date and subject to Sections 10.1, 10.3 and 10.4, the Company (the “Purchaser Indemnitor”) shall defend, indemnify and hold harmless the Purchasers and their Affiliates and each director, officer, member, partner employee and agent of such Persons (the “Purchaser Indemnitees”) against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating directly or indirectly to:
     (i) the breach of any representation or warranty contained in Section 3, or any certificate delivered by the Company pursuant hereto; and
     (ii) the breach by the Company of any covenant or agreement (whether to be performed prior to or after Closing) contained in this Agreement;
          (b) From and after the Closing Date and subject to Sections 10.1, 10.3 and 10.4, the Purchasers (the “Company Indemnitor” and collectively with the Purchaser Indemnitor, the “Indemnitors”) shall, severally and not jointly, defend, indemnify and hold harmless the Company and its Affiliates and each director, officer, member, partner employee and agent of such Persons (the “Company Indemnitees” and collectively with the Purchaser Indemnitees, the “Indemnitees”) against Damages arising out of, resulting from or relating directly or indirectly to:
     (i) the breach of any representation or warranty by such Purchaser contained in Section 4, or any certificate delivered by the Purchaser pursuant hereto; and
     (ii) the breach by such Purchaser of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement.
          (c) The term “Damages” as used in this Section 10 is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Section 10, but also includes Damages incurred or sustained by any such Person in the absence of third party claims, and, in the case of Damages suffered by Purchaser Indemnitees, shall be grossed-up to take account of such Person’s ownership or investment in the Purchaser Indemnitor. For the avoidance of doubt, Damages for breach of any representation or warranty shall be calculated without regard to the presence of any Material Adverse Effect, materiality or similar qualifier in the relevant representation.
          10.3. Indemnification Amounts. (a) An Indemnitor shall not have liability under Section 10.2(a)(i) or 10.2(b)(i), as the case may be, until the aggregate amount of Damages theretofore incurred by Purchaser Indemnities or the Company Indemnitees, as applicable, exceeds an amount equal to $25,000,000 (the “Basket”), in which case the Purchaser Indemnitees or the Company Indemnitees, as applicable, shall be entitled to the aggregate amount of Damages, including the Basket.
          (b) The limitations on the indemnification obligations set forth in Section 10.3(a) shall not apply to any covenants or agreements of the parties in this Agreement. In addition, notwithstanding the provisions of paragraph (a) above, the limitations on the indemnification obligations of the parties set forth therein shall not apply to breaches of the representations and warranties made in Sections 3.3, 3.4 and 4.2.
          (c) The aggregate amount of Damages payable (including with respect to breaches of representations and warranties during the applicable survival period set forth in Section 10.1 hereof) by the Purchaser Indemnitor to all Purchaser Indemnitees pursuant to Section 10.2(a), on the one hand, or by the Company Indemnitor to all Company Indemnitees pursuant to Section 10.2(b), on the other hand, shall in each case be limited to $500 million.
          10.4. Certain Limitations. The indemnification obligation of the parties hereto for any breach of a representation and warranty described in Section 3 and 4 of this Agreement shall be the exclusive remedy available to the parties for any action arising under or in any way relating to the subject matter of such representations and warranties and shall survive for only the period applicable to such representations and warranties as set forth in Section 10.1 of this Agreement, and thereafter all such representations and warranties of the applicable Indemnitor under this Agreement shall be extinguished, provided, however, that such indemnification obligation shall not be extinguished with respect to Damages related to a Claim that was instituted or begun prior to the expiration of the survival period set forth in Section 10.1. Subject to the proviso at the end of the immediately preceding sentence, no claim for the recovery of such Damages may be asserted by an Indemnitee after such period.
     11. Miscellaneous Provisions.
          11.1. Public Statements or Releases. Neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 11.1 shall prevent any party from making any public announcement or filing it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange, Euronext Paris or the New York Stock Exchange, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement or filing before it is made, and provided further that any public announcement by the Company with respect to Silver Lake and its Affiliates shall be subject to the prior approval of Silver Lake, except to the extent such public announcement is required by law.
          11.2. Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
          11.3. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.
          11.4. Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed upon confirmation of receipt, or three (3) days after being deposited in the mail, registered or certified, return receipt requested, with postage paid and, if to the Company, addressed as follows:
Thomson S.A.
46, quai Alphonse Le Gallo
92100 Boulogne-Billancourt, France
Attention: Legal Director
Facsimile: + 33 1 41 86 56 27
with a copy to:
Sullivan & Cromwell LLP
24, rue Jean Goujon
75008 Paris, France
Attention: Richard Vilanova
Facsimile: + 33 1 73 04 10 10
          if to any Purchaser, addressed as set forth in Exhibit A for such Purchaser.
Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.
          11.5. Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.
          11.6. Governing Law; Injunctive Relief.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of France.
          (b) The Company and each of the Purchasers hereby irrevocably and unconditionally:
     (i) submits to the exclusive jurisdiction of the Tribunal de commerce of Paris;
     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;
     (iii) agrees that service of process in any such action or proceeding may be effected in any manner specified by law;
     (iv) agrees that nothing herein shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) is not available despite the intentions of the parties hereto;
     (v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law; and
     (vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law.
          (c) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in the Tribunal de commerce of Paris, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.
          11.7. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
          11.8. Expenses. Upon the execution of this Agreement, the Company shall be obligated to pay up to #eu#4 million of reasonable out-of-pocket fees and expenses incurred by the Purchasers in connection with the proposed investment by Silver Lake and its Affiliates in the Company. This obligation shall exist whether or not the Closing occurs, unless the failure to close is due to a breach of any of the terms of this Agreement by the Purchasers, in which case the Purchasers shall promptly return to the Company all money paid to the Purchasers pursuant to Section 11.8. In addition to the foregoing, the Company shall be obligated to pay (x) following the date hereof, the filing fees incurred by the Purchasers in connection with the filing of the HSR Act notifications requested by them pursuant to Section 5.8 hereof in connection with or in anticipation of the issuance of the Shares upon conversion or exchange of the Bonds, and (y) the costs and expenses incurred by the Holders in connection with electing to take delivery of the Shares in the form of ADSs upon conversion of the Bonds. Upon execution of this Agreement or at any subsequent time at which the Holders are entitled to reimbursement pursuant to this Section 11.8, the Company shall pay such fees and expenses promptly upon receipt from Silver Lake of a written notice detailing such fees and expenses, together with appropriate supporting documentation evidencing the calculation of the amount of such fees and expenses; provided, however, the Purchasers agree that in connection with any filing they request pursuant to Section 5.8 hereof (but without in any way limiting the Company’s obligations thereunder), they will use their commercially reasonable best efforts to minimize the HSR fees described in clause (x).
          11.9. Certain Fees. (a) On the Closing Date, the Company shall pay to an affiliate of Silver Lake designated by Silver Lake prior to the Closing Date a one-time transaction/syndication fee equal to U.S.$5 million by wire transfer of immediately available funds to an account designated by Silver Lake.
          (b) Immediately upon the earlier of (x) the occurrence of any event referred to in clause (b) or clause (c)(x) or (c)(y) of Section 9.1 (unless the event in clause (c)(y) of Section 9.1 is the result of (i) a material breach of any of the terms of this Agreement by a Purchaser or (ii) the failure by a Purchaser to satisfy in any material respect the conditions set forth in Section 8.2) or (y) the termination of this Agreement, the Company shall pay to an affiliate of Silver Lake designated by Silver Lake a commitment fee of U.S.$6 million by wire transfer of immediately available funds to an account designated by Silver Lake.
          11.10. Assignment. None of the Purchasers, on the one hand, or the Company, on the other hand, may assign its rights or obligations under this Agreement or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other.
          11.11. Taxes. All sums payable by the Company under Section 11.9 of this Agreement shall be paid free and clear of and without any deduction or withholding on account of any tax, levy or any other charges whatsoever. If the Company or any other Person on behalf of the Company is required to make any payment, deduction or withholding on account of any such tax, levy, charges or other amount with respect to any sum paid or payable by the Company hereunder, the Company shall pay, to the extent permitted by law, such additional amounts as are necessary to ensure that, after the making of that deduction, withholding or payment, the payment recipient receives on the due date and retains a net sum after any such deduction, withholding or payment equal to the respective amounts that such Person would have received and so retained had no such deduction, withholding or payment been required or made.
          11.12. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto. The Company acknowledges that its obligations hereunder are full recourse to the Company and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Purchaser’s ability to collect any obligation hereunder from the Company.
          11.13. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          11.14. Entire Agreement; Amendments. This Agreement, together with the Terms and Conditions of the Bonds and the other Exhibits and Schedules hereto, constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including the non-disclosure agreement between the Company and the Purchasers dated July 5, 2004. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Holders beneficially holding in the aggregate at least a majority of the Par Value of Bonds issued pursuant to this Agreement.
          11.15. Consent under Clause 8(k) of the Terms and Conditions of the Bonds. For the avoidance of doubt, the prior approval required under Section 8(k) of the Bonds is hereby given in respect of the Warrants and the Shares underlying the Warrants and the adoption of the New Option plan and the Substitute Option Plan and the issuance of the Shares underlying the options to be issued pursuant to the Option Plans.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

THOMSON S.A.

By:	/s/ Charles Dehelly

Name: Charles Dehelly
Title: C.E.O.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASERS:

SLP I TSA, L.L.C.

By SILVER LAKE PARTNERS TSA, L.P., its Managing
Member

By SILVER LAKE TECHNOLOGY ASSOCIATES,
L.L.C.

By:	/s/ David Roux

Name: David Roux Title: Managing Member

SLP II TSA, L.L.C.

By SILVER LAKE PARTNERS II TSA, L.P., its
Managing Member

By SILVER LAKE TECHNOLOGY ASSOCIATES II,
L.L.C.

By:	/s/ David Roux

Name: David Roux
Title: Managing Member

SLP AFL TSA, L.L.C.

By SILVER LAKE TECHNOLOGY INVESTORS II,
L.L.C., its Managing Member

By SILVER LAKE MANAGEMENT COMPANY, L.L.C.,
its Manager

By:	/s/ David Roux

Name: David Roux Title: Managing Member

EXHIBIT A
PURCHASERS

Purchaser Name and Address	Par Value of Bonds to be Purchased
SLP I TSA, L.L.C.	$69,268,680

SLP II TSA, L.L.C.	$416,326,860

SLP AFL TSA, L.L.C.	$14,403,900

Address:

320 Park Avenue, 33rd Floor New York, NY 10022 Attention: Alan Austin Facsimile: (650) 233-8125

with a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017-3952 Attention: William Dougherty Facsimile: (212) 455-2502

TOTAL	$499,999,440